Exhibit 10.58

EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is made this 2nd day of  July 2007, by and between I.C. Isaacs & Company LP, a Delaware limited partnership (the “Company”), and Marc Goldberg, (the “Executive”).

1.           Definitions.  The following terms, as used herein, have the following meanings:

(a)           Agreement has the meaning attributed thereto in the preamble;

(b)           Base Salary shall mean an annual base salary of $325,000, provided, however, that in the event the Board or the Compensation Committee thereof increases the amount of the Base Salary at any time during the Term, the term “Base Salary” shall mean, from and after the effective date of each such increase, an annual base salary of $325,000 plus the aggregate amount of all such increases therein made on or prior to such effective date;

(c)           Board shall mean the Board of Directors of Isaacs;

(d)           Cause has the meanings attributed thereto in Section 10(a);

(e)           Change of Control has the meanings attributed thereto in Section 14(a);

(f)           Common Stock shall mean Isaacs’ common stock, par value $.0001 per share;

(g)           Company has the meaning attributed thereto in the preamble;

(h)           Competing Business has the meaning attributed thereto in Section 15(b);

(i)           Competitor has the meaning attributed thereto in Section 15(b);

(j)           Effective Date shall mean July 2, 2007;

(k)           Executive has the meaning attributed thereto in the preamble;

(l)           Initial Term has the meaning attributed thereto in Section 3;

(m)           Isaacs shall mean, I.C. Isaacs & Company, Inc., a Delaware corporation;

(n)           Isaacs Financial Statements shall mean the audited consolidated financial statements included in Isaacs’ Annual Report on SEC Form 10-K, as filed by Isaacs with the SEC for the year in question;

(o)           Notice has the meaning attributed thereto in Section 16(a);

(p)           SEC shall mean the United States Securities and Exchange Commission;

(q)           Severance Payment Period has the meaning attributed thereto in Section 11;

(r)           Severance Payments has the meaning attributed thereto in Section 11;

(s)           Term has the meaning attributed thereto in Section 3; and

(t)           Termination Date shall mean in the context of a termination of the Executive’s employment:

(i)           for Cause, the date on which any of the events specified in Section 10(a) shall occur; or

(ii)           without Cause:

(1)           the date of the Executive’s death;

(2)           if due to the Executive’s continuous and uninterrupted inability to perform his duties and responsibilities under this Agreement for a period of not less than180 days, the 181st day after the date on which such period commenced; or

(3)           the 61st day after the date upon which notice of termination of this Agreement is given by the Company to the Executive pursuant to Section 11 hereof, or by the Executive to the Company pursuant to Section 12 hereof, as the case may be; or

(iii)           as a result of the Executive’s resignation for good reason pursuant to Section 13 of this Agreement, the 31st day after the date upon which notice of termination of this Agreement is given by the Executive to the Company;

(iv)           as a result of or in connection with a Change of Control:

(1)           on the date when the Company gives notice of the termination of the Executive’s employment, if such employment is terminated other than for Cause by the Company within 90 days prior to a Change of Control;

(2)           on the date when the Company (or its successor corporation) gives notice of the termination of the Executive’s employment, if such employment is terminated other than for Cause at any time after a Change of Control; or

(3)           on the date when the Executive gives notice of his resignation, provided, that such notice is given not more than 90 days following a Change of Control.

(u)           “2007 Stock Plan” shall mean Isaacs’ 2007 Stock Incentive Plan, as may be amended or supplemented from time to time.

2.           Employment.

(a)           The Company hereby employs the Executive as its Vice President, Men’s and Women’s Sales and the Executive hereby accepts such employment and agrees to serve the Company, on the terms and conditions set forth in this Agreement, beginning as of the Effective Date.  In such capacity, the Executive shall be responsible for planning, forecasting and projecting the business conducted by the Company with stores; he shall directly manage and oversee the Company’s Men’s and Women’s sales teams; and he shall perform such other duties as shall be delegated to him by the Chief Executive Officer of the Company.  The Executive will provide his services hereunder at the Company’s offices in New York, New York, and he shall report to the Chief Executive Officer of the Company or such other person as the Chief Executive Officer shall name.

(b)           During the Term, the Executive shall (i) devote his full business time and attention to the business and affairs of the Company and use his reasonable best efforts to faithfully perform his duties and responsibilities; and (ii) abide by all applicable policies of the Company and Isaacs from time to time in effect known to the Executive or provided to the Executive electronically or in writing.

3.           Term.           This Agreement shall become effective on the Effective Date and Executive’s employment with the Company shall continue until terminated in accordance with the terms of this Agreement (the “Term”).

4.           Base Salary.                      The Executive’s Base Salary during the Term shall be paid in accordance with the Company’s normal payroll practices. The payment of the Executive’s Base Salary and all other payments made and to be made to the Executive under this Agreement shall be made net of all current and lawful withholdings and deductions, including those for federal, state and local taxes.  The Executive may be considered for annual merit increases in his Base Salary based on the business performance objectives of the Company or other goals as determined by the Board or the Compensation Committee thereof in its discretion.

5.           Incentive Compensation.

(a)           In addition to his Base Salary, the Executive shall be entitled to receive incentive compensation calculated and paid, as follows:

•	For the period from July 1, 2007 to December 30, 2007, 1% of the net margin earned by the Company on sales of its merchandise under the “Girbaud” brand in excess of $8 million; and

•
For calendar year 2008 and each year thereafter, 1% of the net margin earned by the Company on sales for such year of its merchandise under the “Girbaud” brand between $16 million and $32 million plus .5% of the net margin on such sales in excess of $32 million;

provided, however, that in no event may the Executive’s incentive compensation for each applicable period exceed 70% of his Base Salary as of the last day of such period.

(b)           Payment of Incentive Compensation.  Each of the incentive compensation amounts described in Section 5(a) which shall be payable for any calendar year during the Term shall be paid on or before March 15 of the immediately succeeding year, provided, that, payment at any time during such immediately succeeding year shall be deemed to be payment during such year, and, provided, further, that except in the case of the termination of the Executive’s employment without Cause pursuant to Section 11 hereof, the Executive shall be actively employed by the Company on the date of such payment.

(c)           Signing Bonus.  In connection with his entry into this Agreement, the Company shall pay to the Executive, during July 2007, a bonus in the amount of $75,000.  In the event that Executive resigns from his position(s) with the Company at any time during the first year of the Term, Executive shall promptly repay the entire $75,000 to the Company.

6.           Equity Compensation.                                                      In addition to Base Salary, and eligibility for incentive compensation pursuant to Section 5(a) hereof, the Executive also shall receive 40,000 restricted stock units, pursuant to the 2007 Stock Plan (“RSUs”).  The RSUs shall be granted pursuant to a grant agreement substantially in the form attached hereto as Exhibit A.

7.           Benefits.                      During the Term, the Executive shall also be entitled to participate in or receive benefits under all of the Company’s benefit plans, programs, arrangements and practices, including pension, disability, and group life, sickness, accident or health insurance programs, if any, as may be established from time to time by the Company for the benefit of executive employees serving in similar capacities with the Company (and/or its affiliates), in accordance with the terms of such plans, as amended by the Company from time to time; it being understood that there is no assurance with respect to the establishment of such plans or, if established, the continuation of such plans during the Term.

8.           Vacation and Sick Leave.

(a)           The Executive shall be entitled to a total of four weeks of vacation each year, such vacation to be credited and taken in accordance with the terms of the Company’s announced policy for executive employees, as in effect from time to time.  The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.

(b)           The Executive shall be entitled to paid sick leave and holidays in accordance with the Company’s announced policy for executive employees, as in effect from time to time.

9.           Expenses.  The Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred in connection with his duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company’s right to claim income tax deductions for such expenses.  Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment, and other costs and expenses reasonably incident to the performance of his duties on behalf of the Company.

10.           Termination of Employment for Cause.

(a)           Notwithstanding the provisions of Section 3 of this Agreement, the Executive’s employment (and all of his rights and benefits under this Agreement) shall terminate immediately and without further notice upon the occurrence of any one or more of the following events (each of which individually, and all of which collectively, shall be hereinafter referred to as “Cause”):

(i)           the Executive (i) is convicted of a crime that constitutes a felony or other crime involving moral turpitude, (ii) has engaged in criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), or (iii) has engaged in any act or omission the intended or likely consequence of which is material injury to the Company’s business, property or reputation; or

(ii)           the Executive has failed or refused to perform or observe any of the Executive’s material duties, responsibilities or obligations set forth in this Agreement or has failed to follow the directions of an officer of the Company to whom the Executive reports or of the Board of Directors of the Company; provided, however, that, if susceptible of cure, a termination by the Company under this Section 10(a)(ii) shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating his employment for Cause, Executive has failed to cure the circumstances giving rise to Cause.

(b)           Upon a termination of the Executive’s employment for Cause, the Company shall pay the Executive his Base Salary through the Termination Date, and the Executive shall immediately thereafter forfeit all rights and benefits he otherwise would have been entitled to receive under this Agreement, or otherwise including, but not limited to, any right to receive compensation and incentive compensation pursuant to Sections 4, 5 and 7 of this Agreement, except to the extent that such benefits shall have vested and continue after the termination of the Executive’s employment under the terms of the applicable benefit plans and programs.  The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in this Section and in Section 13 of this Agreement.

11.           Termination of Employment by the Company Without Cause.

(a)           Notwithstanding the provisions of Section 3 of this Agreement, the Company may elect to terminate the Executive’s employment as provided under this Agreement, at any time, for reasons other than for Cause by notifying the Executive in writing of such termination.  If the Executive’s employment is terminated pursuant to this Section 11, the Company shall pay severance payments to the Executive in an aggregate amount equal to 50% of the Base Salary that was in effect on the date immediately preceding the Termination Date, less all tax and other withholdings required to be made in accordance with the Company’s normal payroll practices (the “Severance Payments”).  The Severance Payments shall be made in substantially equal installments in accordance with the Company’s normal payroll practices then in effect during the six month period commencing on the first day of the seventh month following the month in which the Termination Date occurs (such six month period is referred to herein as, the “Severance Payment Period”).  In addition to the foregoing payments, the Executive’s participation in all of the Company’s benefit plans, programs, arrangements and practices, including all disability, medical, life insurance and similar programs, but excluding the 2007 Stock Plan and any pension, 401-K or similar retirement income or profit sharing plans, shall continue during the six month period commencing on the first day of the month immediately following the Termination Date.  The termination of the Executive’s employment as a result of the Executive’s Death, or by the Company as a result of his continuous and uninterrupted inability to perform his duties and responsibilities under this Agreement, on behalf of the Company for a period of not less than180 days from the first day of such inability to perform his duties, shall be considered to be a termination without Cause hereunder by the Company.

(b)           No Further Liability; Release.  Payment made and performance by the Company in accordance with this Section 11 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment.  Other than providing the compensation and benefits provided for in accordance with this Section 11, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement.  The payment of any amounts pursuant to this Section 11 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, successors, assigns, agents and representatives.

12.           Termination of Employment by the Executive Without Cause.  Notwithstanding the provisions of Section 3 of this Agreement, the Executive may terminate this Agreement at any time by giving the Chief Executive Officer of the Company written notice of his intention to terminate this Agreement, at least 60 days prior to the effective date of such termination.  Upon expiration of such 60 day notice period (or such earlier date as may be approved by the Board), the termination of this Agreement by the Executive shall become effective (and such effective date shall be deemed to be the Termination Date).  Upon the Termination Date, the Company’s obligations under Sections 4, 5 and 7 of this Agreement, shall immediately expire, and all entitlements to receive any of the benefits, vested and unvested, that the Executive may have been entitled to receive from the Company pursuant to this Agreement or otherwise prior to the Termination Date shall thereupon be terminated.  Notwithstanding the foregoing, the consequence of termination of Executive’s employment on his RSUs shall be as set forth in the 2007 Stock Plan.

13.           Resignation by the Executive For Good Reason.

(a)           Notwithstanding the provisions of Section 3 of this Agreement, the Executive shall have the right to terminate his employment with the Company not later than three (3) months following the occurrence, without the Executive’s prior written consent, of any of the following occurrences:

(i)           Any material adverse change or reduction in the functions, duties or responsibilities of the Executive,  or elimination of any office or executive position he currently holds in the Company or Isaacs, including, but not limited to, the removal of the Executive from, or failure to reappoint or reelect the Executive to, any such position during the Term.

(ii)           Any reduction in the Executive’s Base Salary or any material adverse change in the benefits that the Executive shall be entitled to receive pursuant to Section 7 of this Agreement.

(b)           Any such termination by the Executive for any of the reasons set forth in Section 13(a) hereof shall be effective only upon 30 days prior notice given by the Executive to the Company of the reason for such resignation and the failure by the Company to cure the circumstances for such reason within 30 days following such notice.

(c)           Notwithstanding anything to the contrary set forth in Sections 11 or 14 of this Agreement, in the event that the Executive terminates his employment for any of the reasons set forth in Section 13(a) hereof, the Company shall pay Severance Payments to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices then in effect during the Severance Payment Period.  In addition to the foregoing payments, the Executive’s participation in all of the Company’s benefit plans, programs, arrangements and practices, but excluding the Option Plan and any pension, 401-K or similar retirement income or profit sharing plans, shall continue during a 6 month period commencing on the first day of the month immediately following the Termination Date.

14.           Change of Control.

(a)           Anything elsewhere contained in this Agreement to the contrary notwithstanding, if Executive’s employment is terminated as a result of Executive’s resignation within 60 days following a Change of Control, such termination of employment shall be deemed to be a termination of Executive’s employment by the Company without Cause, and he will thereupon be entitled to receive the payments and benefits that would be due to him upon such occurrence pursuant to the provisions of Section 11 hereof.

(b)           For purposes of this Agreement, a “Change of Control” shall occur if:

(i)           any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Isaacs representing 50% or more of the total voting power represented by Isaacs’ then outstanding voting securities;

(ii)           any merger or consolidation of Isaacs with any other Person that has been approved by the stockholders of Isaacs, other than a merger or consolidation which would result in the voting securities of Isaacs outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving Person) more than fifty percent (50%) of the total voting power represented by the voting securities of Isaacs or such surviving Person outstanding immediately after such merger or consolidation, or the stockholders of Isaacs approve a plan of complete liquidation of Isaacs; or

(iii)           any sale, merger, dissolution or other disposition of the Company; or

(iv)           any sale or other disposition, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(v)           a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either 1) are directors of Isaacs as of the Effective Date, or 2) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.  For purposes of the preceding, individuals who are elected pursuant to clause 2) also shall be considered Incumbent Directors.

15.           Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Developments.

(a)           No Conflict; No Other Employment.  During the period of Executive’s employment with the Company, Executive shall not:  (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs.

(b)           Noncompetition; Nonsolicitation.

(i)           Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry.  In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement and other obligations undertaken by the Company hereunder, Executive agrees that during his employment with the Company, Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that ownership by Executive of less than 1% of the outstanding common stock of a publicly-traded company that is a Competing Business will not be a breach of the provisions of this Section 15(b).  For purposes of this Agreement, “Competing Business” shall mean (A) any business engaged in the design or marketing of branded jeanswear and sportswear; (B) any business in which the Company is currently engaged anywhere in the world, and (C) any other business which the Company engages in anywhere in the world during Executive’s employment with the Company.

(ii)           In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and for a period of one year after the Termination Date, he shall not, directly or indirectly, (A) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (B) solicit, encourage or attempt to solicit or encourage any of the employees of the Company or any of its affiliates to become employees or consultants of any other person or entity; (C) solicit, encourage or attempt to solicit or encourage any of the consultants of the Company or any of its affiliates to become employees or consultants of any other person or entity, provided that the restriction in this clause (C) shall not apply if (x) such solicitation, encouragement or attempt to solicit or encourage is in connection with a business which is not a Competing Business and (y) the consultant’s rendering of services for the other person or entity will not interfere with the consultant’s rendering of services to the Company; (D) solicit or attempt to solicit any licensor, customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate, provided that the restriction in this clause (D) shall not apply if such solicitation or attempt to solicit is (x) in connection with a business which is not a Competing Business and (y) does not interfere with, or conflict with, the interests of the Company or any of its affiliates; or (E) persuade or seek to persuade any licensor or customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any licensor or customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such licensor or customer was originally established in whole or in part through Executive’s efforts.  For purposes of this Section 15(b) only, the terms “licensor”, “customer,” “vendor” and “distributor” shall mean a licensor, customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(c)           Proprietary Information.  Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates.  Executive covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to:  (i) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (ii) the name and/or address of any licensor, customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any licensor, customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (iii) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (iv) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (v) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (vi) any business plans, budgets, advertising or marketing plans; (vii) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (viii) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (ix) any Developments (as defined below) covered by this Agreement; and (x) all written, graphic and other material relating to any of the foregoing.   Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d)           Confidentiality and Surrender of Records.  Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company.  Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records.  For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information.  All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e)           Inventions and Patents.  All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company.  Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f)           Enforcement.  Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 15 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law.  Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 15.  Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

16.           Miscellaneous.

(a)           Notices.                      Any notice, demand, claim, or consent or other communication to be given hereunder (“Notice”) shall be given in writing and shall be sent by overnight delivery service, such as Federal Express, UPS or Airborne,  and addressed, in the case of the Company, to its office in New York, New York, or in the case of the Executive, to the last address that the Executive has given to the Company.  Notices will be effective on the date of delivery.

(b)           Other Obligations.  Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have.  Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

(c)           Nondisclosure; Other Employers.  Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.  Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to any prior employers.

(d)           Cooperation.  Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.  The Company shall reimburse Executive’s reasonable out-of-pocket expenses incurred in connection with the obligations in this Section 16(d).

(e)           Benefit; Non-Assignment.                                           This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributes, heirs and legatees.  Neither party shall have the right to assign this Agreement, or to delegate its or his respective obligations hereunder, except that the Company may assign this Agreement and all of its rights hereunder to any parent or the Company, any wholly owned subsidiary of such parent or to any successor in interest to the Company.

(f)           Governing Law.                                This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(g)           Resolution of Disputes.                                           Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration, except that in the event of any dispute relating to the violation or alleged violation of any provision of Section 15 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction in accordance with Section 15(f) hereof without any requirement to seek arbitration for such injunction.  Such arbitration shall be conducted before a single arbitrator sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.  In any such proceeding, the prevailing party shall be entitled to recover its legal fees and expenses from the losing party.

(h)           Severability.  Each of the covenants and agreement set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible.  Should the whole or any part or provision of any such separate covenant be held or declared invalid by a court of competent jurisdiction, such invalidity shall nit in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid.  If any covenant shall be found to be invalid by a court of competent jurisdiction but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

(i)           Headings.                      The headings used in this Agreement are solely for convenience of reference and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used.

(j)           Merger; Modification; Amendment.  This Agreement (i) represents the complete terms of the parties’ agreement regarding the subject matter set forth herein; (ii) supersedes any and all prior oral or written agreements and/or understandings between and among the parties with respect to the subject matter hereof; and (iii) may not be amended or modified except in a writing signed by both parties.  There are no representations, inducements or promises not set forth herein on which either party has relied or may rely.

(k)           Survival.  Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement.  The respective obligations of Executive and the Company as provided in Sections 11, 15 and 16 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(l)           No Representations Regarding Tax Implications. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Executive and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

(m)           Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.

I.C. Isaacs & Company L.P.

By:	I.C. Isaacs & Company, Inc.
Its General Partner

By:	/s/ Robert S. Stec
Robert S. Stec, Chief Executive Officer

/s/ Marc Goldberg
Marc Goldberg

Exhibit A

Form of Restricted Stock Unit Grant Agreement

[to be provided]